Exhibit 99.2

CONSENT

OF

CREDIT SUISSE SECURITIES (USA) LLC

Board of Directors

Consolidated Graphics, Inc.

5858 Westheimer Ave, Ste 200

Houston, TX 77057

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 23, 2013, to the Board of Directors of Consolidated Graphics, Inc. (“Consolidated Graphics”) as Annex C to the proxy statement of Consolidated Graphics/prospectus of R.R. Donnelley & Sons Company (“R.R. Donnelley”) (the “Proxy Statement/Prospectus”), which forms part of the Registration Statement on Form S-4 of R.R. Donnelley (the “Registration Statement”) relating to the proposed merger involving Consolidated Graphics and R.R. Donnelley and the references to our firm and our opinion in such Proxy Statement/Prospectus under the headings “Summary—Opinion of Consolidated Graphics’ Financial Advisor,” “Risk Factors—The opinion of Consolidated Graphics’ financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Consolidated Graphics Board; Consolidated Graphics’ Reasons for the Merger,” “The Merger—Opinion of Consolidated Graphics’ Financial Advisor,” “The Merger—Certain Consolidated Graphics Forecasts” and “The Merger Agreement—Representations and Warranties.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated: November 26, 2013

/s/ Credit Suisse Securities (USA) LLC